Exhibit 99.1

AT THE COMPANY Marc S. Goldfarb Senior Vice President & General Counsel 201-405-2454	AT FINANCIAL DYNAMICS Erica Pettit / Leigh Parrish General Information 212-850-5600
FOR IMMEDIATE RELEASE
KID BRANDS, INC. REPORTS FIRST QUARTER 2011 RESULTS
Updates Full Year 2011 Outlook
East Rutherford, N.J. — May 11, 2011 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the quarter ended March 31, 2011 (“Q1 2011”).
Summary Results

	Three Months Ended
	March 31,
(in millions, except per share data)	2011	2010	% Change
Net sales	$59.8	$61.5	(2.7)%
Net (loss) income	$(0.2)	$3.5	—
Net (loss) income per diluted share	$(0.01)	$0.16	—
Adjusted net income*	$1.7	$3.5	(52.0)%
Adjusted net income per diluted share*	$0.08	$0.16	(50.0)%
*  “Adjusted net income” and “Adjusted net income per diluted share” for Q1 2011 are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release. No adjustments have been made to reported net income or reported net income per diluted share for the quarter ended March 31, 2010 (“Q1 2010”).
Bruce G. Crain, President and Chief Executive Officer, commented, “Our first quarter results were slightly better than our recent expectations, but below results for the first quarter of 2010, as anticipated. Our disappointing top-line performance reflects a more difficult than anticipated retailer and competitive environment, which particularly impacted the first quarter sales of our market-leading nursery furniture and baby bedding businesses. We have and will continue to implement solutions intended to address these challenges, and believe our significant investments in branded product innovation and fashions will help reinvigorate our core bedding designs, particularly at Kids Line. When combined with our emerging entries into new product categories and distribution channels, we believe these actions will position Kid Brands for improved results later in 2011 and beyond. As a result, despite near-term headwinds, we remain encouraged by our prospects, which we believe will also benefit from the transitions into refreshed designs at retail and the longer-term forecasted recovery in U.S. births anticipated with improvement in the economy.”

First Quarter 2011 Results
Net sales for Q1 2011 decreased 2.7% to $59.8 million, as compared to $61.5 million for Q1 2010. This decrease, which was primarily the result of lower sales volume at LaJobi and Kids Line, was partially offset by strong growth at Sassy driven by its programs at Walmart.
Gross profit was $16.3 million, or 27.2% of net sales, for Q1 2011, as compared to $18.7 million, or 30.4% of net sales, for Q1 2010. Gross profit decreased as a result of lower net sales and gross margin percentages. Gross margins for Q1 2011 were negatively impacted primarily by: (i) increased ocean freight costs (approximately $0.9 million); (ii) additional inventory reserves related to certain underperforming Kids Line product lines (approximately $0.4 million); and (iii) a $327,000 accrual for additional anticipated anti-dumping duties, including for a small amount of product imported in January 2011 (prior to the discontinuance of the practices at LaJobi that resulted in the underpayment of such duties).
Selling, general and administrative expense was $15.4 million, or 25.7% of net sales, for Q1 2011, as compared to $12.0 million, or 19.5% of net sales, for Q1 2010. The increase in SG&A expense was primarily attributable to an aggregate of $2.4 million of costs incurred in connection with the Company’s internal investigation of import, business and Asia staffing practices at LaJobi, as well as costs related to additional investments in product development, marketing and operational personnel that began during the second half of 2010 and increased warehouse, outbound handling and outbound shipping costs.
Other expense was $1.1 million for Q1 2011, as compared to $1.0 million for Q1 2010. Other expense for Q1 2011 reflects $0.2 million of costs incurred in connection with the U.S. Customs matter at LaJobi, including additional interest on anticipated import duties and fees associated with an amendment to our credit facility necessitated by such matters, offset by a reduction in interest expense due to lower borrowings and borrowing costs. Other expense for Q1 2010 included a favorable change of $0.5 million in the fair market value of an interest rate swap agreement, which was not a factor in Q1 2011.
Income tax provision was $0.05 million for Q1 2011 as compared to $2.2 million for Q1 2010. Despite a reported net loss, the Company recorded a tax provision as a result of a discrete state tax item.
As a result of the above, net loss for Q1 2011 was $0.2 million, or $(0.01) per diluted share, as compared to net income of $3.5 million, or $0.16 per diluted share, for Q1 2010.
Adjusted net income for Q1 2011 was $1.7 million, or $0.08 per diluted share, as compared to $3.5 million, or $0.16 per diluted share, for Q1 2010. Adjusted net income for Q1 2011 reflects adjustments to net loss, as reported, to exclude the effect of expenses related to LaJobi’s import, business and staffing practices, which include: (i) $2.4 million of investigative costs; (ii) a $0.3 million accrual for additional anticipated import duties; and (iii) $0.2 million related to the U.S. Customs matter at LaJobi as described in “other expense” above (collectively, the “Q1 2011 Items”), and the related assumed tax effects thereof. There were no adjustments to Q1 2010 net income as reported.

2011 Outlook
For the full year 2011, the Company currently estimates that net sales will be in-line with the full year 2010 and that non-GAAP adjusted net income will be at least $0.56 per diluted share. For the second quarter of 2011, the Company currently estimates that net sales and non-GAAP adjusted net income will be in-line with Q1 2011. The foregoing outlook reflects the Company’s expectation that softness in sales will persist a little longer than previously anticipated, and that gross margins, although expected to improve from those in Q1 2011, will remain under pressure during the remainder of 2011. Additionally, this outlook assumes an effective tax rate of 39%.
The above outlook is contingent upon the currently anticipated performance of core product lines and several new product launches, management’s assumptions about the macroeconomic consumer environment, specific retailer inventory policies and the timing of new program shipments. In addition, the Consumer Product Safety Commission has established new safety standards for full-sized baby cribs that will become effective for all such cribs sold after June 28, 2011. The Company regularly submits its cribs to independent third-party testing, which has consistently confirmed the cribs are in compliance with these (currently voluntary) standards, although one recent test indicated non-compliance with the new standards. The Company is undertaking further investigation to determine whether and to what extent a portion of the Company’s cribs might not comply with the new standards and what remedial actions, if any, might be advisable.
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET today, May 11, 2011, may be accessed by dialing 888-724-9504 or 913-312-0381, access code: 2257783. Additionally, a webcast of the call can be accessed at www.kidbrandsinc.com, www.earnings.com, or http://phx.corporate-ir.net/playerlink.zhtml?c=114140&s=wm&e=4026352, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through May 18, 2011, by dialing 877-870-5176or 858-384-5517, access code: 2257783.
Non-GAAP Information
In this release, certain financial measures for Q1 2011 are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for Q1 2011 are non-GAAP financial measures.
Adjusted net income is defined as net (loss)/income, plus/minus certain items, after giving effect to an assumed tax impact of such items. Adjusted net income and Adjusted net income per diluted share for Q1 2011 exclude the Q1 2011 Items and give effect to the related tax benefits associated therewith by applying an assumed 39% effective tax rate. In addition, adjusted net income per diluted share for Q1 2011 also includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such period, because the Company was in a net loss position for such period, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for Q1 2011, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.
Kid Brands, Inc.
Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.
The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, food preparation and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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KID BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net sales	$59,836	$61,474

Cost of sales	43,570	42,806

Gross profit	16,266	18,668

Selling, general and administrative expenses	15,370	12,013

Operating income	896	6,655

Other (expense) income:
Interest expense, including amortization and Write-off of deferred financing costs	(1,102)	(1,181)
Other, net	45	228

	(1,057)	(953)

(Loss) income from operations before income tax provision	(161)	5,702

Income tax provision	52	2,234

Net (loss) income	$(213)	$3,468

Basic (loss) earnings per share	$(0.01)	$0.16

Diluted (loss) earnings per share	$(0.01)	$0.16

Weighted average shares:
Basic	21,633,000	21,578,000

Diluted	21,633,000	21,811,000

KID BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

Cash and cash equivalents	$1,549	$1,075

Accounts receivable, net	50,063	55,270

Inventories, net	52,046	48,564

Other current assets	9,892	10,522

Long-term assets	126,034	127,065

Total assets	$239,584	$242,496

Short-term debt	$36,193	$32,121

Other current liabilities	35,837	40,101

Long-term liabilities	39,121	42,292

Total liabilities	111,151	114,514

Shareholders’ equity	128,433	127,982

Total liabilities and shareholders’ equity	$239,584	$242,496

KID BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Except for Share and Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
To arrive at Adjusted net income and Adjusted net income diluted share(1):

Net (loss) income, as reported	$(213)	$3,468

Less: tax provision	52	2,234

(Loss) income before income tax benefit	(161)	5,702

Add: Special investigative charges (included in SG&A)	2,409	—

Add: U.S. Customs anti-dumping duty accruals (included in cost of sales)	327	—

Add: Credit Agreement amendment fees and expenses and additional interest on anticipated anti-dumping duties (included in interest expense)	186	—

Less: Tax impact of above items (using assumed 39% effective rate for Q1 2011 and actual rate for Q1 2010)	(1,077)	(2,234)

Adjusted net income	$1,684	$3,468

Adjusted net income per diluted share	$0.08	$0.16

Weighted-average diluted shares outstanding, as reported (1)	21,633,000	21,811,000

Weighted-average diluted shares outstanding, as adjusted (1)	21,940,000	21,811,000

(1)
The adjustments to net loss, as reported, in Q1 2011 were not applicable for Q1 2010 and, as a result, no adjustments to net income, as reported, were made for Q1 2010, which is shown above for comparative purposes only. The Company believes this comparison enables its investors to evaluate and compare its results in a more meaningful and consistent manner (by excluding specific items from appropriate periods which are not reflective of ongoing operating results). For Q1 2011, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for Q1 2011, however, such shares were included.